EXHIBIT 7.1

September 3, 2019

Securities and Exchange Commission

450 5th Street N.W.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred on August 27, 2019, to be filed by our client, Sunset Island Group, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

/s/ BF Borgers CPA PC